Exhibit 5.1

CONYERS DILL & PEARMAN Commerce House, Wickhams Cay 1 PO Box 3140, Road Town, Tortola British Virgin Islands VG1110 T +1 284 852 1010 conyers.com

8 January 2026

715159.27213351

1-345-814-7786

cora.miller@conyers.com

Meiwu Technology Company Limited

c/o Intershore Consult (BVI) Ltd.

Intershore Chambers

Road Town, Tortola

British Virgin Islands VG1110

Dear Sir / Madam:

Re: Meiwu Technology Company Limited (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with the Company’s registration statement on Form F-1, Registration No. 333-291618, as amended (the “Registration Statement”) and the preliminary prospectus annexed thereto (the “Prospectus”) (which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) initially filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on 18 November 2025 relating to the offering (the “Offering”) of up to 50,000,000 ordinary shares no par value each of the Company (the “Ordinary Shares”), including (i) up to 38,000,000 Ordinary Shares at a price of US$0.80 per share (the “Primary Offering Shares”), and (ii) a resale of 12,000,000 Ordinary Shares by Mr. Changbin Xia at a per share price of US$0.80, the chairman of the board of director of the Company (the “Resale Shares” and together with the Primary Offering Shares, the “Securities”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

1.1.	the Registration Statement;

1.2.	the Prospectus;

1.3.	the securities purchase agreement dated 5 September 2025 by and between the Company and Mr. Xia (the “Resale SPA”);

1.4.	the form of securities purchase agreement to be entered into by and between the Company and the purchasers of the Primary Offering Shares (the “Primary Offering SPA”);

1.5.	a copy of the certificate of incorporation, certificates of name change, the amended and restated memorandum of association and amended and restated articles of association of the Company, as obtained from the Registrar of Corporate Affairs (British Virgin Islands) on 12 December 2025 (the “Constitutional Documents”);

1.6.	a copy of the unanimous written resolution of the board of directors of the Company dated 5 September 2025, 25 December 2025 and 31 December 2025 (collectively, the “Resolutions”);

1.7.	a certificate of good standing issued by the Registrar of Corporate Affairs (British Virgin Islands) and dated 29 December 2025 and 8 January 2026;

1.8.	a certificate issued by Intershore Consult (BVI) Ltd., in its capacity as registered agent to the Company and dated 16 December 2025 (the “Registered Agent’s Certificate”); and

1.9.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

The documents listed in items 1.1 through 1.4 above are collectively referred to as the “Transaction Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Resolutions and Transaction Documents and other documents reviewed by us;

2.4.	the capacity, power and authority of each of the parties to the Transaction Documents, other than the Company, to enter into and perform its respective obligations under the Transaction Documents, as applicable;

2.5.	the due execution and delivery of the Transaction Documents, as applicable, by each of the parties thereto, other than the Company, and the physical delivery thereof with an intention to be bound thereby;

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2.6.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.	the legality, validity and binding effect under the laws of the United States of the Transaction Documents and that the Transaction Documents will or have been duly filed with and declared effective by the Commission, as applicable, prior to, or concurrent with, the sale and or issuance of the Securities pursuant to the Registration Statement;

2.8.	the Transaction Documents have been duly executed and delivered by the parties thereto and constitute the valid and binding obligations of the parties thereto enforceable in accordance with the terms thereof;

2.9.	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

2.10.	that the Company has, and will have, sufficient authorised share capital to effect the issue of the Ordinary Shares at the time of such issuance pursuant to the Transaction Documents;

2.11.	that the Company will issue the Securities pursuant to the Transaction Documents and in furtherance of its objects as set out in its Constitutional Documents;

2.12.	that, upon issue of any Securities to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.13.	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

2.14.	that all necessary corporate action will be taken by or on behalf of the Company to authorise and approve any issuance of Securities, the terms of the Offering and related matters and that a definitive purchase, underwriting or similar agreement and any applicable supplements thereto, in each case, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.15.	that the Company has not taken any action to appoint a restructuring officer;

2.16.	there are no records of the Company (other than the Resolutions), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the documents expressly referred to herein or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein;

2.17.	that the Registration Statement and Prospectus when declared effective by the Commission and published, will each be in substantially the same form as those examined by us for purposes of this opinion;

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2.18.	that there is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the documents reviewed by us;

2.19.	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Securities of the Company; and

2.20.	the Offering and the transactions contemplated thereunder complies with the requirements of the applicable rules of the Nasdaq Stock Market; and

2.21.	prior to, at the time of, and immediately following the approval of the transactions contemplated by the Transaction Documents, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Transaction Documents for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

3.	QUALIFICATIONS

3.1.	We express no opinion with respect to the issuance of Securities to any provision of the Transaction Documents that purports to obligate the Company to issue Securities following the commencement of a winding up or liquidation of the Company.

3.2.	When used herein, the term “non-assessable” means that no further sums are required to be paid by the holders of the Securities in connection with the issue thereof.

3.3.	Under British Virgin Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the British Virgin Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Securities, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

3.4.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands.

3.5.	This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.

3.6.	This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering and issuance of the Securities by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

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4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands government authority or to pay any British Virgin Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

4.2.	Based solely on the Memorandum and Articles, the Company is authorised to issue an unlimited number of shares of no par value each of a single class.

4.3.	When issued and paid for as contemplated by the Transaction Documents and the Constitutional Documents, and recorded in the register of members of the Company, the Primary Offering Shares will be validly issued, fully paid and non-assessable.

4.4.	When issued and paid for as contemplated by the Transaction Documents and the Constitutional Documents, and recorded in the register of members of the Company, the Resale Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to references of our firm under the headings “Legal Matters” and “Enforceability of Civil Liabilities”. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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